     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2000
                                                       Registration No. 33-30833
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                         SELECTIVE INSURANCE GROUP, INC.
               (Exact name of issuer as specified in its charter)

         NEW JERSEY                                         22-2168890
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                   40 WANTAGE AVENUE, BRANCHVILLE, N.J. 07890
                                 (973) 948-3000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Thornton R. Land, Esq.
          Executive Vice President, Administration and General Counsel
                         Selective Insurance Group, Inc.
                                40 Wantage Avenue
                             Branchville, N.J. 07890
                                 (973) 948-3000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                                  WITH COPY TO:

                             Stewart E. Lavey, Esq.
                          Drinker Biddle & Shanley LLP
                                500 Campus Drive
                             Florham Park, NJ 07932
                                 (973) 360-1100

                                -----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

                                -----------------

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                -----------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                   SUBJECT TO COMPLETION, DATED JULY __, 2000

PROSPECTUS

[Logo]

                        1,500,000 SHARES OF COMMON STOCK
                                       OF
                         SELECTIVE INSURANCE GROUP, INC.

                                   -----------

                SELECTIVE INSURANCE GROUP STOCK PURCHASE PLAN FOR
                          INDEPENDENT INSURANCE AGENTS

                                   -----------


              This prospectus relates to our common stock offered under the Selective Insurance Group Stock Purchase Plan for Independent Insurance Agents. Our insurance agencies and their principals, key employees, and their individual retirement accounts, Keogh plans and employee benefit plans are eligible to participate in the plan as described in this prospectus. Insurance agency participants may use cash, all or a portion of their earned cash commissions or all or a portion of their distributions earned under Selective's profit sharing program for agents to purchase shares under the Stock Purchase Plan and may allocate these amounts among their participants. Other participants may use cash to purchase shares under the Stock Purchase Plan.

              The purchase price for shares offered under the Stock Purchase Plan is the average of the high and low sales prices of our common stock quoted on the Nasdaq National Market on the date of purchase, less a discount of 10%.

              Shares purchased under the plan will be restricted for a period of one year. During this period you will not be able to sell or transfer your shares or dispose of them in any way.

              Our common stock is listed on the Nasdaq National Market under the trading symbol "SIGI".

              YOU SHOULD CAREFULLY CONSIDER THE RISKS OF AN INVESTMENT IN OUR COMMON STOCK. RISK FACTORS BEGIN ON PAGE 3.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is _____________, 2000.

                               -------------------

                                TABLE OF CONTENTS

                               ------------------

                                                                            Page
Summary.................................................................       1
Use of Proceeds.........................................................       3
Risk Factors............................................................       3
Selective Insurance Group...............................................      12
The Plan................................................................      13
Description of Capital Stock............................................      23
Plan of Distribution....................................................      23
Experts.................................................................      23
Legal Matters...........................................................      23
Where You Can Find More Information.....................................      23

                                -----------------

SUMMARY

       This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the other information and financial statements we refer you to in the section "Where You Can Find More Information" appearing at the end of this document. References to Selective Insurance Group include its subsidiaries.

SELECTIVE INSURANCE GROUP

We are a regional insurance holding company offering commercial insurance products, risk management products and managed care and professional employer services. We also offer personal insurance products to individuals and families.

Our principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890 and our telephone number is (973) 948-3000.

THE SELECTIVE INSURANCE GROUP STOCK PURCHASE PLAN
FOR INDEPENDENT INSURANCE AGENTS

       Eligibility

       Each independent insurance agency which is under contract with us to promote and sell our insurance is eligible to enroll in the plan and to purchase shares on any purchase date. Eligible agencies are under no obligation to enroll in the plan or to purchase shares under the plan. Also eligible to purchase shares under the plan are:

       - the principals, general partners, officers and stockholders of eligible agencies;

       - key employees of eligible agencies designated by the principals, general partners or officers of the agencies.

       -      their individual retirement plans;

       -      their Keogh plans; and

       -      employee benefit plans of eligible agencies.

We will determine whether any agency, or any entity, individual person or benefit plan designated by an agency, is eligible to purchase shares under the plan.

       How to Make Purchases

       Plan participants can make purchases of our common stock under the plan once each calendar quarter. The purchase date in each quarter is the same as our dividend payment date in that quarter. We will send an enrollment/purchase form to each insurance agency which is eligible to participate in the Plan. An agency that chooses to participate in the plan must complete the enrollment/purchase form and return it to us at the address indicated on the form. Once an agency is enrolled in the plan, we will send another enrollment/purchase form in advance of each scheduled purchase date. To make a purchase under the plan, the agency must complete the form indicating the dollar amount of our common stock to be purchased on the next purchase date indicated on the form. The form must then be returned to Selective at the address indicated on the form at least 15 days before the scheduled purchase date. If any of the principals, general partners, officers, stockholders, key employees, or their individual retirement plans or Keogh plans, or employee benefit plans of an agency wish to participate in the plan, the agency must indicate on the form the dollar amount or percentage of earned commissions to be invested by them, and they must sign the form. You must return the form to us before the purchase date. If you are purchasing shares for cash, you must enclose a check for the amount you choose to invest when you return the election form to us.

       Agencies which participate in the plan may elect to purchase shares for cash or to apply all or a portion of their earned cash commissions or all or a portion of distributions earned under Selective's profit sharing plan for agents to purchase shares under the plan. Each participating agency can allocate the shares purchased among the participants affiliated with the agency. Each participating agency, together the participants affiliated with the agency, may invest in each calendar quarter up to an aggregate amount of $30,000 to purchase shares under the plan. Participants pay no brokerage commissions or other charges on their purchases of shares under the plan.

       Terms of Purchase

       We are offering our common stock under the plan for purchase on each quarterly cash dividend payment date determined by Selective's board of directors. The purchase price for shares offered under the plan is the average of the high and low sales prices of our common stock quoted on the Nasdaq National Market on the date of purchase, less a discount of 10%.

       We use a book-entry system for the plan. We establish an account for each participant with First Chicago Trust Company of New York, a division of EquiServe. The shares purchased are credited to participants' individual accounts, and we register participants' shares on our stock records. Each participant receives a written confirmation statement each time shares are purchased. You can request that certificates be issued to you, or you can close your account, by sending a written request to First Chicago Trust Company of New York.

       Restrictions on Shares Purchased under the Plan

       Shares purchased under the plan on and after the date of this prospectus will be restricted for a period of one year starting on the day after the date of purchase. During this time, you cannot sell, transfer, pledge, assign or dispose of the shares in any other way. During the restricted period, your shares will be held in your account at First Chicago Trust Company of New York, but you will not be allowed to have share certificates issued to you. At the end of the restricted period, your shares will remain in your account at First Chicago Trust Company of New York until you request that certificates be issued to you or that your account be closed.

       During the restricted period you can vote your shares and you will receive dividends declared and paid on your shares. There is no risk of forfeiture of your shares during the restricted period.

       Supplements

       If we change any of the procedures or terms of the plan after the date of this prospectus, we will send you a supplemental document called a "prospectus supplement" that will describe any changed procedures or terms.


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


                                 USE OF PROCEEDS

       We will receive all of the cash proceeds from the sale of our shares of our common stock under the plan, and we will retain cash applied to the purchase of shares of our common stock from agencies' commissions and distributions from our profit sharing plan. We will use the proceeds for general corporate purposes.

                                  RISK FACTORS

       You should carefully consider the following risk factors, together with the other information in this prospectus, before you make a decision on whether to purchase any shares of common stock offered by this prospectus.

       The risks and uncertainties described below are not the only ones Selective faces. There may be additional risks and uncertainties. If any of the following risks actually occur, Selective's business, financial condition or results of operations could materially be affected, and the trading price of our common stock could decline significantly.

WE MAY BE ADVERSELY AFFECTED BY CATASTROPHES AND WEATHER-RELATED EVENTS

       Property and casualty insurance companies frequently experience losses from catastrophes and other weather-related events. Catastrophes may have a material adverse effect on our operations. Catastrophes are caused by various events including windstorms, hurricanes, earthquakes, tornadoes, hail, severe winter weather and fires. We cannot predict how severe a particular catastrophe may be until after it occurs. The extent of our losses from such catastrophes is a function of:

-   the total amount of losses our clients incur;

-   the number of our clients affected;

-   the frequency of such events; and

-   the severity of the particular catastrophe.

Most catastrophes are restricted to small geographic areas. However, hurricanes, floods and earthquakes may produce significant damage in large, heavily populated areas.

OUR GEOGRAPHIC CONCENTRATION TIES OUR PERFORMANCE TO THE ECONOMIC, REGULATORY AND DEMOGRAPHIC CONDITIONS OF THE EAST-COAST AND MIDWESTERN STATES.

       Our property and casualty insurance business is concentrated geographically. Therefore, unusually severe storms or other natural disasters which destroy property in the states in which we write insurance could adversely effect our operations. Approximately 46% of our net premiums are earned from insurance policies written in New Jersey. Other East Coast states, including Connecticut, Delaware, Georgia, Maryland, New York, North Carolina, Pennsylvania,


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


Rhode Island, South Carolina, Virginia and several Midwestern states, including Iowa, Illinois, Indiana, Ohio, Michigan and Wisconsin, account for substantially all of our other business. Because our business is concentrated in a limited number of markets, we may be exposed to risks of adverse developments which are greater than the risks of having business in more markets.

       Our revenues and profitability also are subject to prevailing economic, regulatory, demographic and other conditions in the states in which we write insurance.

WE FACE SIGNIFICANT COMPETITION FROM OTHER REGIONAL AND NATIONAL INSURANCE COMPANIES AND FROM SELF-INSURANCE.

       We compete with regional and national insurance companies, including direct writers of insurance coverage. Many of these competitors are larger than we are and have greater financial, technical and operating resources. The property and casualty insurance industry is highly competitive on the basis of both price and service. There are many companies competing for the same insurance customers in the geographic areas in which we operate, particularly outside of New Jersey. The Internet may also emerge as a significant source of new competition, both from existing competitors using their brand names and resources to write insurance through this distribution channel, and from emerging companies.

       The insurance industry continues to experience pricing competition, which has impacted our commercial business. If our competitors price their premiums more aggressively, they may adversely affect our underwriting results and our ability to grow our insurance business. In addition, we face competition within each agency which markets our insurance, because most of our agencies represent more than one insurance company.

       We also face competition from the implementation of self-insurance, primarily in commercial insurance. Many of our customers and potential customers are examining the risks and benefits of self-insuring as an alternative to traditional insurance.

WE FACE COMPETITION FROM BANKS.

       On November 12, 1999, the President signed into law the Financial Services Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act. The Act permits banks to engage in non-banking, financial services businesses including the underwriting of insurance. The Act repealed portions of federal law which historically prohibited banks from engaging in the insurance business. The future impact of the Act is uncertain, but we may face future competition from banks in the underwriting of insurance as a result of the Act.

       We already face competition from banks, because banks have acquired insurance agencies in states where we sell insurance including some agencies which sell insurance written by us. Some banks could have business strategies for operating their insurance agencies that differ from strategies which we think are important for the distribution of our insurance products through independent insurance agencies. If those banks were to acquire additional insurance agencies which are important to us in states where we do business, we might have to try to replace those insurance agencies. Also, as a result of the Act, banks will be able to write


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


property and casualty insurance and could compete directly with us by selling insurance though their own insurance agencies.

WE ARE HEAVILY REGULATED IN THE STATES IN WHICH WE OPERATE.

       We are subject to extensive supervision and regulation in the states in which we transact business. Supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of such supervision and regulation is the protection of insurance policyholders, and not shareholders or other investors. Our business can be adversely affected by automobile insurance regulations and any other regulations affecting property and casualty insurance companies. The extent of regulation varies but generally is derived from state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. Changes in workers' compensation, insurance, health care, managed care or other applicable laws or regulations, or their interpretations, may also have an adverse effect on our business.

       Although the federal government does not directly regulate the insurance industry, federal initiatives from time to time can impact the insurance industry. The Comptroller of the Currency can exercise some regulatory oversight of the insurance related activities of national banks which could affect our ability to compete with those banks in ways we cannot anticipate at this time.

       In addition, proposals intended to control the cost and availability of health care services have been debated in Congress and state legislatures. Although we do not write health insurance, rules and regulations affecting healthcare services can affect workers' compensation, commercial and personal automobile, liability and other insurance which we do write. We cannot determine what health care reform legislation will be adopted by Congress or any state legislature. We also cannot determine the nature and effect, if any, that the adoption of health care legislation or regulations (or changing interpretations) at the federal or state level would have on us.

       Other regulatory risks are as follows:

       Automobile Insurance Regulation

       In March 1999, a personal automobile insurance law in New Jersey became effective which requires a statewide average premium reduction of 15%. As a result, we anticipate that our annual premiums in this line may be reduced by approximately $19 million. Due to provisions of the law, overall loss costs are anticipated to decrease, primarily due to changes in auto medical claim handling. Loss cost savings are expected to partially offset the financial impact of the rate reduction. Also, we have been required to write auto insurance in New Jersey cities under the new Urban Enterprise Zone law, some of which have inadequate rates. As a result of the rate reduction and Urban Enterprise Zone business, partially offset by loss cost savings and prior rate adequacy, we expect an adverse impact on this line of business which is expected to increase the statutory combined ratio for this line of business to a range of 105%-109%.


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


       South Carolina law has established a joint underwriting association for automobile insurance. We are required to be a member along with other automobile insurers in South Carolina. As a member of this association, we have to write automobile insurance for some involuntary risks, and we share in the profit or loss of the association. On March 1, 2003, the association will be replaced by an assigned risk plan. This plan will assign risks which are unable to obtain coverage voluntarily to insurers based on their market share. We are unable at this time to assess the impact of these changes on our results of operations.

       Workers' Compensation Insurance Regulation

       Because we voluntarily write workers' compensation insurance, we are required by state law to write involuntary coverage. Insurance companies that underwrite voluntary workers' compensation insurance can either write involuntary coverage assigned by state regulatory authorities or participate in a sharing arrangement. We currently write involuntary coverage assigned to us directly from the State of New Jersey.

       Homeowners Insurance Regulation

       New Jersey regulations prohibit us from canceling or not renewing homeowners insurance policies for any arbitrary, capricious or unfairly discriminatory reason or without adequate notice to the insured. We are subject to regulatory provisions that are designed to address problems in the homeowners property insurance marketplace. These provisions are designed to address problems in the availability and affordability of such insurance. These provisions take two forms, voluntary and involuntary. Voluntary provisions, such as the New Jersey Windstorm Market Assistance Program, generally do not result in assessments to us. This program is designed to assist property owners in New Jersey coastal areas in obtaining homeowners insurance. We have the option to accept or decline to write insurance offered to us through the program. Involuntary provisions, such as the New Jersey Fair Access to Insurance Requirements, generally result in assessments to us. The New Jersey Fair Access to Insurance Requirements writes fire and extended coverage on homeowners for those individuals unable to secure insurance elsewhere. Insurance companies who voluntarily write homeowner's insurance in New Jersey are assessed a portion of any deficit from the New Jersey Fair Access to Insurance Requirements based on their share of the voluntary market. Similar involuntary plans exist in the District of Columbia and most other states where we operate.

THE PROPERTY AND CASUALTY INSURANCE INDUSTRY IS CYCLICAL.

       Historically, the property and casualty insurance industry has been cyclical. Over the past several years, premium rates have declined. The decline in premium rates has adversely affected our underwriting results. Furthermore, the industry's profitability is affected by unpredictable developments, including:

-   natural disasters;

- fluctuations in interest rates and other changes in the investment environment that affect returns on our investments;


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


-   inflationary pressures that affect the size of losses; and

-   judicial decisions that affect insurers' liabilities.

The demand for property and casualty insurance, particularly commercial lines, can also vary with the overall level of economic activity.

WE MAY BE RESTRICTED IN DECLARING DIVIDENDS AND DISTRIBUTIONS.

       As an insurance holding company, our principal assets consist of the capital stock of our insurance subsidiaries. We cannot declare and pay dividends on our common stock unless our insurance subsidiaries can pay dividends to us. Our insurance subsidiaries may only declare and pay dividends to us if they are permitted to do so under the insurance regulations of their respective domicile states. All of the states in which our insurance subsidiaries are domiciled (including New Jersey, New York, North Carolina and South Carolina), regulate the payment of dividends.

       Some states, such as New Jersey and South Carolina require that we give notice to the relevant state insurance commissioner prior to declaring any dividends and distributions. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend if it determines that the insurer's surplus as regards policyholders is not reasonable in relation to the insurer's liabilities and adequate to its financial needs, or in the case of New Jersey, if the regulatory authority determines that the insurer is otherwise in a hazardous financial condition.

OUR RESERVES MAY NOT BE ADEQUATE TO COVER ESTIMATED LOSSES AND EXPENSES.

       We are required to maintain loss reserves. These reserves provide capital for our estimated liability for losses and expenses associated with reported and unreported claims for each accounting period. Our reserve amounts are estimates of what we expect the ultimate settlement and administration of what claims will cost. Reserve amounts are based on facts and circumstances of which we are aware, predictions of future events, estimates of future trends in claims severity and frequency and other subjective factors. There is no method for precisely estimating our ultimate liability.

       We regularly review our reserving techniques and our overall amount of reserves. We also review:

       -   information regarding each claim for losses;

       -   our loss history and the industry's loss history;

       - legislative enactments, judicial decisions and legal developments regarding damages;

       -   changes in political attitudes; and


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


       -   trends in general economic conditions, including inflation.

       Although our reserves have been adequate in the past, we cannot guarantee they will be adequate in the future. If our reserves are inadequate, we will be required to increase reserves. That would result in an increase in losses and a reduction in our net income and stockholders' equity for the period in which the deficiency in reserves is identified.

WE RELY ON THE AVAILABILITY OF REINSURANCE TO REDUCE OUR EXPOSURE TO RISKS.

       We transfer our exposure to some risks to others through reinsurance arrangements with other insurance companies. Under our reinsurance arrangements, another insurer assumes a specified portion of our losses and allocated loss adjustment expense in exchange for a specified portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. Any decrease in the amount of our reinsurance will increase our risk of loss. Furthermore, we face a credit risk with respect to reinsurance. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet those obligations. Therefore, the inability of any of our reinsurers to meet its financial obligations could materially affect our operations.

WE DEPEND ON INVESTMENT INCOME FOR A SIGNIFICANT PORTION OF OUR REVENUES AND EARNINGS.

       We, like many, other property and casualty insurance companies, depend on income from our investment portfolio for a significant portion of our revenues and earnings. Any significant decline in our investment income would have an adverse effect on our results.

WE DEPEND ON INDEPENDENT INSURANCE AGENTS.

       We market and sell our insurance products through independent, non-exclusive insurance agencies and brokers. Agencies and brokers are not obligated to promote our insurance products and they may also sell our competitors' insurance products. Our business depends in part on the marketing efforts of these agencies and brokers. Therefore, we must offer insurance products and services that meet the requirements of the clients and customers of these agencies and brokers. As we diversify and expand our business geographically, we may need to expand our network of agencies and brokers to successfully market our products. If these agencies and brokers fail to market our products successfully, our business may be adversely impacted. Also, independent agents may decide to sell their businesses to banks, other insurance agencies or other businesses. Our agents could decide to buy other agencies. Changes in ownership or control of agencies, or expansion of agencies through acquisition could adversely affect an agency's ability to control growth and profitability, thereby adversely affecting our business.

WE MAY BE ADVERSELY IMPACTED BY A CHANGE IN OUR RATING.

       Insurance companies are rated by independent rating agencies. Higher ratings generally indicate financial stability and a strong ability to pay claims. Ratings are assigned by rating agencies to insurers based upon factors relevant to policyholders. Ratings are not recommendations to buy, hold or sell our common stock.


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


       Currently, we are rated "A+" (Superior) by A.M. Best. Ratings by A.M. Best in the insurance industry range from "A++" (Superior) to "F" (in Liquidation). According to A.M. Best, an insurer with an "A++" or "A+" rating has demonstrated superior overall performance. During 1999, A.M. Best continued our "A+" rating.

       Additionally, we have a Long Term Insurance Financial Strength Rating of "A3" (Good) from Moody's Investor Services. Moody's ratings range from a low of "c" to a high of "Aaa".

       We also have an "A+" claims-paying rating from Standard & Poor's. According to Standard & Poor's, insurers with this rating offer good financial security, but their ability to meet policyholder obligations is susceptible to adverse economic and underwriting conditions. Claims-paying ability ratings by Standard & Poor's for the industry range from "AAA (Superior)" to "R (Regulatory Action)". Insurers with a rating of "BBB-" or better, such as Selective, are considered to have a secure claims-paying ability. During 1999, Standard & Poor's reaffirmed our "A+" rating.

       We cannot be sure that we will maintain our current A.M. Best, Moody's or Standard & Poor's ratings. Our business could be adversely effected if we receive a significant downgrade in these ratings.

OUR ACQUISITIONS OF OTHER COMPANIES SUBJECT US TO RISKS.

       As part of our strategy to enhance the technical skills needed to support our insurance business, we acquire or invest in other complementary companies, products and technologies. We recently acquired PDA Software Services, Inc., Consumer Health Network Plus, LLC and Selective HR Solutions, Inc. (formerly known as and Modern Employers, Inc.), to further these objectives. Risks commonly encountered in acquisitions include:

       - the difficulty of assimilating the operations and personnel of the combined companies;

       -      incurrence of unforseen obligations or liabilities;

       -      the potential disruption of the ongoing business;

       -      the inability to retain key personnel;

       - a decrease in reported earnings due to acquisition costs and charges;

       - the dilution of shareholders from the issuance of stock to sellers;

       -      the difficulty in maintaining controls, procedures and policies;

       - the impairment of relationships with employees and customers as a result of any integration of new personnel; and

       -      litigation or regulatory changes.


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


       In addition, as we complete acquisitions of companies which compete in different markets than we do, we may face risks and uncertainties associated with entering those new markets.

WE EMPLOY ANTI-TAKEOVER MEASURES.

       We own, directly or indirectly, all of the shares of stock of our insurance subsidiaries domiciled in the States of New Jersey, New York, North Carolina and South Carolina. State insurance laws require prior approval by state insurance departments of any acquisition of control of a domestic insurance company or of any company which controls a domestic insurance company. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company which controls a domestic insurance company. Any purchaser of 10% or more of the outstanding shares of our common stock will be presumed to have acquired control of our subsidiaries unless the relevant insurance commissioner determines otherwise. Accordingly, any purchase of 10% or more of our outstanding common stock would require prior action by all or some of the insurance commissioners of the above-referenced states.

       In addition, other factors may discourage, delay or prevent a change of control of Selective. These include, among others, provisions in our Restated Certificate of Incorporation, as amended, relating to:

- supermajority voting and fair price requirements with respect to certain business combinations;

-   staggered terms for our directors;

-   supermajority voting requirements to amend the foregoing, provisions;

-   our stockholder rights plan;

- guaranteed payments which are to be made to certain officers upon a change of control of our company; and

- the ability of our board of directors to issue "blank check" preferred stock.

       The New Jersey Shareholders Protection Act provides, among other things, that a New Jersey corporation, such as Selective, may not engage in transactions specified in the statute (including business combinations) with a shareholder having indirect or direct beneficial ownership of 10% or more of the stock for a period of five years following the date on which the shareholder became an interested shareholder, unless that transaction is approved by the board of directors of the corporation before that date. These provisions also could have the effect of depriving shareholders of an opportunity to receive a premium over the prevailing market price in the event of an attempted hostile takeover.


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WE DEPEND ON KEY PERSONNEL

       The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular our senior officers, key management, sales, information systems, underwriting, claims, managed care, professional employment organization and corporate personnel. Competition for key personnel is intense. Most of our employees are not subject to employment contracts or non-compete arrangements.

WE FACE RISKS FROM TECHNOLOGY-RELATED FAILURES

       Insurance and insurance-related businesses are increasingly dependent on computer and Internet-enabled technology. Our inability to bring new technology on-line or to market, or our inability to anticipate or manage problems with technology associated with scalability, security, functionality or reliability, may adversely impact our businesses.

WE FACE RISKS IN THE PROFESSIONAL EMPLOYMENT ORGANIZATION BUSINESS

       We intend to expand the operating territories of Selective HR Solutions into our core operating states. The professional employment organization business model is less understood, accepted and regulated in these markets, compared with Selective HR Solution's home state of Florida.

       Adverse litigation or regulation, service problems, the inability to develop a competitive service and product package, our inability to encourage its agents to sell the product and the consuming public's lack of awareness or interest in professional employment organizations could adversely affect our business.

LITIGATION COULD AFFECT OUR BUSINESS PRACTICES AND FINANCIAL RESULTS

       The insurance industry has been the target of class action litigation in the following areas: after-market crash parts, urban homeowner underwriting practices, health maintenance organization practices and personal injury protection payments. While we have not been impacted by that sort of litigation to date, it is possible that future class action litigation could adversely affect our insurance and managed care businesses.

UNIONIZATION OF MEDICAL PROVIDERS COULD IMPACT OUR OPERATIONS

       Our Consumer Health Network subsidiary builds medical provider networks and leases networks to insurers, medical management companies, third party administrators and other medical claim payors. The lessors receive medical fee discounts from network providers in exchange for patient volume commitments. If medical providers decided to unionize, that could impair Consumer Health Network's ability to maintain and grow networks, negotiate fee discount arrangements and lease networks to their customers. These events would have an adverse impact not only on Consumer Health Network, but also on Alta Services which leases Consumer Health Network networks, and on our business as a whole because we rely in part, on provider networks and discounts to manage our claims medical expenses.

                            SELECTIVE INSURANCE GROUP

       We are a regional insurance holding company offering a broad range of commercial insurance products, risk management products, managed care, professional employer services and related services. We also offer personal insurance products to individuals and families. Our commercial and personal products are sold primarily in suburban and rural areas of New Jersey, Pennsylvania, New York, Maryland, Virginia, South Carolina, Delaware, North Carolina and Georgia and several Midwestern states, including Iowa, Illinois, Indiana, Ohio, Michigan and Wisconsin.

We offer our insurance products and services through the following subsidiaries:

-      Selective Insurance Company of America;

-      Selective Way Insurance Company;

-      Selective Insurance Company of the Southeast;

-      Selective Insurance Company of South Carolina;

-      Selective Insurance Company of New York; and

-      SRM Insurance Brokerage, LLC.

In addition, we offer various services to the insurance industry through the following subsidiaries:

-      Selective Technical Administration Resources, Inc.

-      SelecTech LLC;

-      FloodConnect, LLC;

-      PDA Software Services, Inc.;

-      Alta Services LLC;

-      Consumer Health Network Plus LLC; and

-      Selective HR Solutions, Inc., (formerly known as Modern Employers, Inc.)


       We were incorporated in New Jersey in 1977 to acquire all of the shares of Selective Insurance Company of America, formerly called "Selected Risks Insurance Company."

       Because we are a holding company, we rely on our subsidiaries for cash to pay our obligations and dividends to our stockholders. State insurance laws and regulations, as administered by state insurance departments, can restrict how much money our insurance subsidiaries may distribute to us.

                                    THE PLAN

GENERAL

       Our board of directors adopted the Selective Insurance Group Stock Purchase Plan for Independent Insurance Agents to motivate persons performing independent insurance agency services for us by enabling them to participate in our long-term growth and success. The Plan was originally adopted in May 1989 and was most recently amended on August 3, 1999.

       The Plan allows our independent insurance agencies and their eligible principals, key employees and benefit plans to purchase shares of our common stock for cash. Our insurance agencies may also elect to apply all or a portion of their earned cash commissions and distributions from our profit sharing plan for agents to the purchase of shares of our common stock under the plan. Each eligible insurance agency, together with its affiliated participants, may invest up to an aggregate amount of $30,000 per calendar quarter under the plan. We offer shares of common stock under the plan at a 10% discount from market value on the date of purchase, and participants pay no brokerage commissions or other charges on their purchases of shares under the plan.

       Shares are purchased under the plan on each quarterly dividend payment date established by our Board of Directors. These dates are usually around the first day of March, June, September and December of each year. We do not guarantee that dividends will be paid, and we can designate other dates as purchase dates. We do not pay any interest on cash payments we receive under the plan.

PARTICIPATION IN THE PLAN

       Eligibility

       Each independent insurance agency which is under contract with us to promote and sell our insurance products is eligible to participate in the plan and to purchase shares of our common stock under the plan. Also eligible to purchase shares under the plan are:

       - the principals, general partners, officers and stockholders of eligible insurance agencies;

       - key employees of eligible insurance agencies designated by the principals, general partners or officers of the agencies;

       -      their individual retirement plans;

       -      their Keogh plans; and

       -      employee benefit plans of eligible insurance agencies.

       We will determine whether any insurance agency, or any entity, individual person or employee benefit plan designated by an agency is eligible to participate in the plan. Eligible agencies, entities and individual persons are under no obligation to participate in the plan or to purchase shares of our common stock under the plan. If an eligible agency chooses not to participate in the plan, it will receive the earned cash commissions and the distributions from our agents' profit sharing plan to which it is entitled as it has in the past. The plan is for the benefit only of independent insurance agencies under contract with us and their eligible principals, key employees and employee benefit plans. No other persons can be direct or indirect beneficiaries or participants in the plan. We will not be obligated under any arrangements between an agency and its producers or other employees.

       How to Enroll in the Plan

       We send to each insurance agency which is eligible to participate in the plan:

       -      an enrollment/purchase form;

       -      copies of this prospectus and any prospectus supplements; and

       -      copies of our most recent Annual Report.

       If your agency wishes to participate in the plan, you must complete and sign the enrollment/purchase form and return it to us in the postage-paid envelope provided. You can obtain additional forms by written or telephonic request to Selective, attention: Accounts.

       An eligible agency will become a participant in the plan when it has received a copy of this prospectus, any applicable prospectus supplement or supplements, our most recent Annual Report and after we have received a properly completed enrollment/purchase form signed on behalf of the agency.

       How To Purchase Shares of Selective Common Stock

       Once each calendar quarter, and prior to each purchase date, we mail enrollment/purchase forms to each agency enrolled in the plan. Each form will state when the next purchase date will occur. Purchases can be made under the plan on the date described as the purchase date in each form. There is a place on the form for each agency to designate the dollar amount to be invested on the next purchase date, how much of that amount is paid in cash, how much of that amount is to be deducted from monthly payments of earned cash commissions and how much of that amount is to be deducted from the agency's distributions under our profit sharing plan for agents. There is also a place on the form to designate a percentage of earned cash commissions to be invested on the next purchase date. If an agency elects a percentage of commissions to be invested, that election will remain in effect until revoked in writing by the agency.

       "Earned cash commissions" means those commissions which are earned and actually available for payment to a participating agency for personal and commercial direct bill policies after all offsetting debits and credits are applied, as determined solely from our records.

The enrollment/purchase form must also be completed by each principal, general partner, officer, stockholder, key employee, individual retirement account, Keogh plan or employee benefit plan of the participating agency who wishes to participate in the plan. All participants must state on their enrollment/purchase form:

       -      their full names and addresses;

       -      their social security or taxpayer identification numbers; and

       -      the dollar amount to be invested in our shares of common stock.

       In addition, each participant must sign their enrollment/purchase from and certify to us that they have received a copy of this prospectus and any prospectus supplements and a copy of our Annual Report. The form must be signed by the agency and each affiliated participant shown on the form.

       Completed and signed election forms must be sent to:

              Selective Insurance Group, Inc.
              40 Wantage Avenue
              Branchville, New Jersey  07890
              Attention:  Accounts

       Purchased Shares and Your Account

       We use a book-entry system for the plan. When you make your first purchase of shares under the plan, we establish an account for you with First Chicago Trust Company of New York, the plan administrator. Each time you purchase shares, the shares are credited to your account and we register your shares on our stock records. You receive a written account statement annually and each time you purchase shares. After the expiration of the restricted period described below under "Restrictions on Shares Purchased under the Plan", you can request that certificates be issued to you in your name, or you can close your account. You can vote all shares held in your account.

       If you close your account, you will receive a certificate for the whole number of shares held in your account and a check for the cash value of any fractional shares and any cash held in your account. If an agency closes its account, it can re-enroll in the plan at any time it is eligible to participate by completing a new enrollment/purchase form.

       Restrictions on Shares Purchased under the Plan

       Shares purchased under the Plan on or after the date of this prospectus will be restricted for a period of one-year beginning on the date of the day after the date of purchase. During this one-year restricted period, you cannot sell, transfer, pledge, assign or dispose of your shares in any way. During this period, your shares will be held in your account at First Chicago Trust Company of New York, but you will not be allowed to have share certificates issued to you. However, you will be able to vote your shares during this period and you will receive any dividends declared by our board of directors. You will own all of the shares in your account and none of your shares will be subject to forfeiture.

       After the restricted period expires, your shares will remain in your account until you request that certificates be issued to you or that your account be closed. If you wish certificates to be issued to you or that your account be closed, you must make a request in writing to First Chicago Trust Company of New York. These requests are normally processed in approximately three days.

       How to Sell Your Shares

       If you wish to sell your shares after the expiration of the restricted period, you must send a written request to First Chicago Trust Company of New York that a certificate be issued to you for the number of shares you wish to sell. Once the certificate is issued to you, you can sell the shares in a private sale or in the open market through a broker of your choice.

SHARES AVAILABLE UNDER THE PLAN

       The maximum number of shares of common stock issuable under the plan is 1,500,000 (giving effect to the two-for-one stock split in December 1997). We make the shares available from our authorized but unissued shares or from treasury stock, including shares purchased by us in the open market. In the event that our board of directors determines that:

       -      any stock dividend,

       -      extraordinary cash dividend,

       -      recapitalization,

       -      reorganization,

       -      merger,

       -      consolidation,

       -      split-up,

       -      spin-off,

       -      combination,

       -      exchange of shares,

       -      warrants,

       - or rights offering to purchase our common stock at a price substantially below fair market value,

       -      or other similar corporate event,

affects our common stock so that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the program, then the board of directors may, in its sole discretion, adjust any or all of the number and kind of shares which may be sold under the plan.

DIVIDENDS; DIVIDEND REINVESTMENT

       We pay dividends, as and when declared by our Board of Directors, to the record holders of shares of our common stock. As the record holder of shares of common stock purchased under the plan, you will receive dividends, if any, in cash for all shares registered in your name on the record date.

       Any dividend payable in common stock or any split shares distributed by us on shares purchased under the program will be deposited in your account at First Chicago Trust Company of New York. Any shares received as the result of a stock split will be subject to the same restrictions on transfer as the shares purchased under the program. Shares received as dividends will not be subjected to any transfer restrictions.

       Participants in the plan are also eligible to participate in our dividend reinvestment plan on the terms and conditions of that plan. If you elect to participate in our dividend reinvestment plan, you will be entitled to reinvest your dividends to purchase additional shares of our common stock. There is no discount on the purchase of shares under our dividend reinvestment plan. The transfer restrictions applicable to shares purchased under the plan will not apply to any shares purchased under our dividend reinvestment plan. Information about our dividend reinvestment plan can be obtained from us or from First Chicago Trust Company of New York.

OTHER SHAREHOLDER RIGHTS; INFORMATION REPORTING

       If we have a rights offering, participants in the plan will be entitled to participate based upon their total share holdings. Rights on shares purchased under the program and registered in the name of a plan participant will be mailed directly to that participant in the same manner as to shareholders not participating in the plan. See "Description of the Capital Stock - Stockholders Rights Plan" for information relating to our stockholder rights plan.

       Each participant in the plan will receive our annual and other periodic or quarterly reports issued to stockholders, notices of stockholder meetings and proxy statements and Internal Revenue Service Information for reporting dividends paid and income resulting from the discount on the purchase of shares under the plan.

       Each participant will be entitled to vote the shares purchased under the plan and registered in that participant's name on a record date for a meeting of stockholders. A participant may vote in person or by proxy at any meeting of stockholders.

ADMINISTRATION OF THE PLAN, INQUIRIES AND CORRESPONDENCE

       First Chicago Trust Company of New York is the transfer agent and registrar for our common stock. They also administer the plan and our dividend reinvestment plan. All enrollment forms and election forms should be sent to Selective Insurance Group. All other inquiries and correspondence should be sent to:

              First Chicago Trust Company of New York
              a division of EquiServe
              P.O. Box 2500
              Jersey City, New Jersey  07303-2500

Telephone inquiries may be directed to us at (973) 948-3000 or to First Chicago Trust Company of New York at (201) 324-0498.

       We pay all expenses related to the plan. Plan participants pay no brokers commissions or administrative or other charges under the plan.

AMENDMENT OR TERMINATION OF THE PLAN

       We reserve the right to amend or terminate the plan at any time. If we terminate the plan, you will receive a certificate for the whole number of shares held in your account on the date of termination and a check for the cash value of any fractional shares and any cash held in your account.

FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING SHARES UNDER THE PLAN

       The difference between the fair market value of the total number of shares of our common stock received by a participant on a date of purchase and the amount paid by the participant constitutes ordinary income to the participant and will be recognized by the participant at the time of purchase. Under the terms of the plan, if any agency participant earned $15,000 in cash commissions or a profit sharing distribution and elected to invest $10,000 of that amount in our common stock under the plan, the agency participant would receive $5,000 in cash, and $10,000 would be used to purchase our shares. If on the date of purchase the fair market value of our stock is $20, the participant's purchase price would be $18 per share (a 10% discount). We would purchase 555 shares ($10,000/$18) on the participant's behalf. As a result of this transaction the participant's taxable ordinary income would be: $15,000 (the amount of either the commission payment or profit sharing distribution), plus the participant would also incur ordinary income in the amount of $1,100, which is the difference between the fair market value of the number of shares purchased and the purchase price paid for the shares. Similarly, if a participant elected to invest $10,000 in cash under the plan, the participant would receive 555 shares ($10,000/$18) of stock, and would incur ordinary income in the amount of $1,110.

       We believe that no income tax consequences will arise to the participants as a result of our payment of the costs of administration of the program. Except as described in this document, we believe there are no other federal income tax consequences to a participant resulting from purchases under the program. Selective will be allowed a deduction, equal to the amount of ordinary income recognized by the participant, in the tax year in which the participant includes the income. In certain circumstances, backup tax withholding will be required.

       The tax basis of any shares acquired pursuant to the plan will be their fair market value on the date the shares were purchased and the holding period applicable to the shares will commence on the purchase date.

       A participant will have dividend income upon the receipt of any dividends, whether or not reinvested through our dividend reinvestment plan. A participant will recognize gain or loss upon that participant's sale or exchange of the shares. The amount of the gain or loss will be equal to the difference between the sales price of the shares and the participant's tax basis in the shares.

       The program is not qualified under either Section 401(a) or Section 423 of the U.S. Internal Revenue Code and is not subject to ERISA.

       EACH PARTICIPANT IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES OF PARTICIPATION IN THE PROGRAM.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

              The authorized capital stock of Selective consists of 180,000,000 shares of common stock, $2.00 par value, and 5,000,000 shares of preferred stock, without par value. As of June 30, 2000, there were issued and outstanding 25,491,991 shares of common stock. We had no preferred stock issued and outstanding.

              The following is a description of the material terms of our capital stock.

COMMON STOCK

              All shares of our common stock have equal rights. The holders of shares of our common stock, subject to the preferential rights of the holders of any shares of our preferred stock, are entitled to dividends when and as declared by our board of directors. The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders and the right to our net assets in liquidation after payment of any amounts due to creditors and any amounts due to the holders of our preferred stock. Holders of shares of our common stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of our common stock are, and the shares of common stock issued under the plan will be, fully paid and nonassessable.

              Our by-laws provide that the annual meeting of stockholders shall be held on the first Friday in May of each year at our principal office or at such other place in New Jersey as is designated by the board of directors. A written notice of meeting must be given to each stockholder at least ten days before the meeting.

              The transfer agent and registrar for our common stock is First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, New Jersey 07303-2500.

PREFERRED STOCK

              Under our certificate of incorporation, we are authorized to issue up to 5,000,000 shares of preferred stock in one or more series with the designations and the relative voting, dividend, liquidation, conversion, redemption and other rights and preferences fixed by our board of directors. Our board of directors can issue preferred stock without any approval by our stockholders.

              On November 3, 1989, our board of directors created a series of preferred stock designated as Series A Junior Preferred Stock. We have reserved 300,000 shares of Series A Junior Preferred Stock for issuance under our stockholder rights plan, which is described below.

STOCKHOLDER RIGHTS PLAN

              We have a stockholder rights plan. Under our stockholder rights plan, each stockholder has one right for each share of our common stock it holds. Each right entitles its holder to purchase from Selective one two-hundredth of a share of Series A Junior Preferred Stock at a purchase price of $80.00. We have the authority to adjust the rights to prevent dilution of the interests represented by each right. The rights agreement between Selective and First Chicago Trust Company of New York, as rights agent, describes the terms of the rights.

              Each outstanding share of Series A Junior Preferred Stock will be entitled to a preferential quarterly dividend of 100 times the dividend declared on a share of our common stock and a preferential liquidation payment of 100 times the payment made for a share of our common stock. Each outstanding share of Series A Junior Preferred Stock will have one vote, and each one two-hundredth of a share will have one two-hundredth of a vote, voting together with outstanding shares of common stock. In the event of a merger or other transaction in which shares of common stock are exchanged, each share of Series A Junior Preferred Stock will receive 100 times the amount received for each outstanding share of common stock.

              The rights are attached to all outstanding shares of our common stock and trade with our common stock until they become exercisable. We will not distribute separate rights certificates. The rights will separate from our common stock and a distribution date will occur upon the earlier of:

                     (1) 10 days following the date of any public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock, or

                     (2) 10 business days following the commencement or announcement of a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of our common stock.

              Until the distribution date or earlier redemption, exchange or expiration of the rights:

              (1) the rights will be evidenced by the common stock certificates and will be transferred with and only with those common stock certificates,

              (2) new common stock certificates will contain a notation incorporating our rights agreement by reference, and

              (3) the surrender for transfer of any certificates for common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

              The rights are not exercisable until the distribution date and will expire at the close of business on February 2, 2009 unless we redeem or exchange them first as described below.

              As soon as practicable after the distribution date, we will mail right certificates to holders of record of common stock as of the close of business on the distribution date. Thereafter, the separate right certificates alone will represent the rights. Except as otherwise determined by our board of directors, we will issue rights only with shares of our common stock issued before the distribution date.

              If any person becomes the beneficial owner of 15% or more of the outstanding shares of our common stock we will provide each right holder, other than the beneficial owner of 15% or more of the outstanding shares of our common stock, with the right to receive upon exercise of the right that number of shares of common stock having a market value of two times the exercise price of the right. In the event that, at any time following the stock acquisition date:

              (1) we are acquired in a merger or other business combination transaction, or

              (2)    50% or more of our assets or earning power is sold,

then each holder of a right shall thereafter have the right to receive, upon exercise of a right, common stock of the acquiring company having a value equal to two times the exercise price of the right.

              We may adjust the purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights from time to time to prevent dilution:

              (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, common stock or the preferred stock,

              (2) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock, or

              (3) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

              With certain exceptions, we will not adjust the purchase price until cumulative adjustments amount to at least 1% of the purchase price. We will not issue fractional units and, instead, we will make an adjustment in cash based on the market price of the preferred stock on the last trading date prior to the date of exercise.

              The rights are redeemable in whole, but not in part, at a price of $.01 per right by our board of directors at any time until the stock acquisition date on which a person or group has become the beneficial owner of 15% or more of the outstanding shares of our common stock. At any time after a person or group has become the beneficial owner of 15% or more of the outstanding shares of our common stock, and before that person or group has acquired 50% of the outstanding shares of our common stock, the board of directors may exchange each right held by stockholders, other than the beneficial owner of 15% or more of the outstanding shares of our common stock, for one share of our common stock or one two-hundredth of a share of Series A Junior Preferred Stock.

              Immediately upon the action of the board of directors ordering redemption or exchange of the rights, the rights will terminate and thereafter the holders of rights will be entitled only to receive shares of common stock or the redemption price.

              Until a right is exercised, the holder will have no rights as a stockholder of Selective beyond those as an existing stockholder. As long as the rights are attached to our common stock, we will issue a right with each new share of our common stock issued.

              Our stockholder rights plan has the effect of discouraging, delaying or preventing attempts to take over Selective.

ANTITAKEOVER PROVISIONS

              Under our certificate of incorporation, a merger, consolidation, sale of all or substantially all of our assets or other business combination involving an interested stockholder holding 10% or more of the voting power of our capital stock requires the affirmative vote of two-thirds of our outstanding voting stock unless the transaction has been approved by a majority of those members of our board of directors who are to affiliated with the interested stockholder or unless the interested stockholder offers a fair price and reasonably uniform terms to all other stockholders, as described in our certificate of incorporation. Our certificate of incorporation also provides for a classified, or "staggered", board of directors. The vote of two-thirds of our outstanding voting stock are required to amend or repeal these provisions.

       The foregoing provisions have the effect of discouraging, delaying or preventing attempts to take over Selective.

REGULATION OF INSURANCE COMPANY TAKEOVERS

       Selective owns, directly or indirectly, all of the shares of stock of its insurance company subsidiaries domiciled in New Jersey, New York, North Carolina and South Carollina. State insurance laws require prior approval by state insurance departments of any acquisition of control of an insurance company domiciled in the state or a company which controls an insurance company domiciled in the state. For this purpose, control generally includes ownership of 10% or more of an insurance company or insurance holding company unless the state insurance commissioner determines otherwise. Any purchase of 10% or more of the common stock of Selective could require approval of the insurance departments in the states mentioned above.

                              PLAN OF DISTRIBUTION

       The shares of common stock registered under this registration statement will be offered as described in this prospectus or, if applicable, as provided in any prospectus supplement. The shares of common stock will be offered by us to eligible agencies and other eligible participants as described in this prospectus or a prospectus supplement. The last sale price of the common stock quoted on the Nasdaq National Market on July 14, 2000 was $18.50.

                                  LEGAL MATTERS

       Drinker Biddle & Shanley LLP, Florham Park, New Jersey will pass upon the validity of the shares of common stock issuable under the plan for Selective.

                                     EXPERTS

       The consolidated financial statements and schedules of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

       1. Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1999;

       2. Our definitive Proxy Statement dated March 31, 2000, filed in connection with our May 5, 2000 Annual Meeting of Stockholders;

       3.     Quarterly Report on Form 10-Q for the quarter ended March 31,
              2000;

       4. The descriptions of the Common Stock and purchase rights for units of Series A Junior Preferred Stock associated with the Common Stock set forth in our registration statements filed pursuant to
              Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating those descriptions.

       You may request a copy of these filings, at no cost, by calling or writing to:

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890
Attention: Michele C. Nieroda, Assistant Vice President, Corporate Secretary and Corporate Counsel, Telephone (973) 948-3000

       This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

Securities and Exchange Commission
Registration Fee                                           $      *

Accounting Fees and Expenses                               $  2,500

Legal Fees and Expenses                                    $ 15,000

Printing Fees and Expenses                                 $  2,500

NASDAQ Listing Fees                                        $      *

Miscellaneous Expenses                                     $  1,000

       Total Expenses                                      $ 21,000

----------
* previously paid

Item 15.  Indemnification of Directors and Officers

       Selective is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the "Act"), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his being a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of shareholders, or otherwise provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his acts or omissions were in breach of his duty or loyalty to the corporation, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

       Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employees or other agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation has the power to indemnify him against such expenses and liabilities under the Act. All powers granted to a New Jersey corporation discussed above may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation that a director or officer shall not be personally liable, or shall only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

       Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification and insurance.

       Section (a) of Article NINTH of Selective's Restated Certificate of Incorporation, and Section 14 of Selective's By-laws provided generally that a director shall not be personally liable to Selective or its stockholders for damages from breach of any duty owed to Selective or its stockholders, except to the extent such personal liability may not be eliminated or limited under the Act. Such provisions further provide generally that an officer of Selective or its stockholders, except to the extent and for the duration of any period of time such personal liability may be eliminated or limited under the Act.

       Section (b) of Article NINTH of Selective's Restated Certificate of Incorporation, and Section 14 of Selective's By-Laws, provide generally that each person who was or is made a party to or is involved in a pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding by reason of his/her being or having been a director or officer of Selective or any constituent corporation absorbed by Selective in a consolidation or merger, or by reason of his/her having been a director, officer, trustee, employee or agent of another entity serving as such at the request of elective, or legal representative of any such person, shall be indemnified and held harmless by Selective to the fullest extent permitted by the Act, as amended (but, in the case of any amendments, only to the extent such amendment permits Selective to provide broader indemnification rights than the Act permitted prior to such amendment). Such provisions of the Restated Certificate of Incorporation and By-laws of Selective provide, under certain circumstances, for a right to be paid by Selective the expenses incurred in any proceeding in advance of the final disposition of such insurance on behalf of any director, officer, employee or agent of Selective against any expenses incurred and any liabilities asserted against him/her in any proceeding by reason of such person having been a director, officer, employee or agent, whether or not Selective would have the power to indemnify such person.

       The directors and officers of Selective are insured by policies purchased by Selective against liability and expenses incurred in their capacity as directors or officers.

Item 16.      Exhibits.

Exhibit No.   Description
4.1           Selective Insurance Group, Inc. Stock Purchase Plan for Independent
              Insurance Agents (included in the Prospectus)*

4.2           Enrollment/Purchase Form*

5             Opinion of Drinker Biddle & Shanley LLP.*

23.1          Consent of Independent Auditors.*

23.2          Consent of Drinker Biddle & Shanley LLP (contained in Exhibit 5 hereto)

24            Powers of Attorney*

------------------
*  Filed herewith

Item 17    Undertakings

       The undersigned registrant hereby undertakes as follows:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K): (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Branchville and State of New Jersey on the 17th day of July, 2000.

                                      SELECTIVE INSURANCE GROUP, INC.

                                           By: /s/Gregory E. Murphy
                                               ---------------------------------
                                               Gregory E. Murphy
                                               Chairman of the Board, President
                                               and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature                            Title                                              Date
---------                            -----                                              ----
/s/Gregory E.Murphy                  Chairman of the Board,                             July 17, 2000
-------------------                  President and Chief
Gregory E. Murphy                    Executive Officer and Director

/s/Dale A. Thatcher                  Senior Vice President of Finance and               July 17, 2000
-------------------                  Chief Financial Officer
Dale A. Thatcher

            *                        Director
-------------------
Paul D. Bauer

            *                        Director
-------------------
A. David Brown

            *                        Director
-------------------
William A. Dolan, II

            *                        Director
-------------------
William C. Gray, D.V.M.

            *                        Director
-------------------
C. Edward Herder

            *                        Director
-------------------
William M. Kearns, Jr.

            *                        Director
-------------------
Joan Lamm-Tennant, Ph.D.

            *                        Director
-------------------
S. Griffin McClellan, III

            *                        Director
-------------------
William M. Rue

            *                        Director
-------------------
Thomas D. Sayles

            *                        Director
-------------------
J. Brian Thebault

* Gregory E. Murphy hereby signs this
Post-Effective Amendment No. 2 to the
Registration Statement on Form S-3 on
behalf of each of the indicated persons
for whom he is attorney-in-fact on July
17, 2000 pursuant to a power of
attorney filed herewith.

By: /s/ Gregory E. Murphy
    -------------------------
    Gregory E. Murphy
    Attorney-in-Fact

Dated:  July 17, 2000

                                INDEX OF EXHIBITS

Exhibit No.                 Description
-----------                 -----------
4.2                         Enrollment/Purchase Form

5                           Opinion of Drinker Biddle & Shanley LLP

23.1                        Consent of Independent Auditors

24                          Powers of Attorney